Exhibit 2.2

EXECUTION VERSION

SHARE AND ASSET PURCHASE AGREEMENT

Dated as of April 6, 2015

by and among

HOME LOAN SERVICING SOLUTIONS, LTD.,

HLSS MSR-EBO ACQUISITION LLC,

HLSS ADVANCES ACQUISITION CORP.

and

NEW RESIDENTIAL INVESTMENT CORP.

i

ii

ANNEX A	Termination Agreement
ANNEX B	Agreement and Plan of Merger
ANNEX C	Services Agreement
ANNEX D	Registration Rights Agreement

iii

SHARE AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 6, 2015, by and between Home Loan Servicing Solutions, Ltd., a Cayman Islands exempted company (the “Company”), HLSS MSR-EBO Acquisition LLC, a Delaware limited liability company (“HLSS MSR-EBO”), HLSS Advances Acquisition Corp., a Delaware corporation (“HLSS Advances” and together with HLSS MSR-EBO, the “Buyers”), and New Residential Investment Corp., a Delaware corporation (“Parent”, and together with the Buyers, the “Buyer Parties”).

WHEREAS, the Company is the owner of 100% of the issued share capital of each of HLSS Luxco 1A S.à r.l., a company organized under the laws of Luxembourg (“Luxco 1A”) and HLSS Luxco 1B S.à r.l., a company organized under the laws of Luxembourg (“Luxco 1B”);

WHEREAS, the Company wishes to sell to HLSS MSR-EBO, and HLSS MSR-EBO wishes to purchase from the Company, substantially all of the assets of the Company other than the Luxco 1A Shares, including all of the issued share capital of Luxco 1B (the “Luxco 1B Shares,” and collectively with the Luxco 1A Shares, the “Shares”), in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company wishes to sell to HLSS Advances, and HLSS Advances wishes to purchase from the Company, all of the issued share capital of Luxco 1A (the “Luxco 1A Shares”) and in connection therewith, HLSS Advances wishes to assume, and the Company wishes to have HLSS Advances assume, the liabilities of the Company except for the Company Promissory Note (which shall be assumed by HLSS MSR-EBO) and the Excluded Liabilities, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board and the respective Buyer Boards have each approved this Agreement, determined that the terms of this Agreement are in the best interests of the Company or the Buyer Parties, as applicable, and their respective shareholders, and declared the advisability of this Agreement and the Transactions; and

WHEREAS, immediately prior (and as a condition) to entering into this Agreement, the Company, Parent and Hexagon Merger Sub, Ltd., a Cayman Islands exempted company and a wholly owned Subsidiary of Parent (“Merger Sub”), terminated the Agreement and Plan of Merger, dated as of February 22, 2015 (the “Former Merger Agreement”), by and among the Company, Parent and Merger Sub, in accordance with Section 8.01(a) of the Former Merger Agreement pursuant to the Termination Agreement set forth in Annex A.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Luxco 1A Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell, convey, assign, transfer and deliver, as legal and beneficial owner, to HLSS Advances, and HLSS Advances shall purchase, acquire and accept from the Company, in exchange for the Luxco 1A Share Consideration all right, title and interest in and to the Luxco 1A Shares.

Section 1.02 Purchase and Sale of Other Assets. On the terms set forth in this Agreement and subject to Section 1.06 and the exclusions set forth in Section 1.03, at the Closing, immediately following the purchase and sale of the Luxco 1A Shares described in Section 1.01 the Company shall sell, convey, assign, transfer and deliver to HLSS MSR-EBO, and HLSS MSR-EBO shall purchase, acquire and accept from the Company, in exchange for cash in an amount equal to the Purchased Assets Purchase Price all of the Company’s right, title and interest in, to and under all of the assets and properties of the Company (other than the Luxco 1A Shares) as the same shall exist immediately prior to the Closing (collectively, the “Purchased Assets”), including the following:

(a) all rights of the Company under Contracts (including the Master Servicing Rights Purchase Agreement and each Sale Supplement) (collectively, the “Assumed Contracts”) and all Excess Servicing Fees (as defined in any Sale Supplement) of the Company;

(b) all rights of the Company in and to the name, trademark and service mark “HLSS”, including any registrations therefor and the goodwill associated therewith (the “HLSS Mark”);

(c) the Luxco 1B Shares;

(d) all rights of the Company and its Subsidiaries to assert any attorney-client privilege and attorney work product protection of the Company and its Subsidiaries associated with the Purchased Assets and the Assumed Liabilities; and

(e) the amount, if any, that the cash and cash equivalents of the Company upon the Closing exceeds the Cash and Cash Equivalents (which amount, if any, shall be remitted to Parent within three (3) Business Days following the Closing to an account specified by Parent).

Section 1.03 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, all cash and cash equivalents in accounts owned by the Company as of 11:59 p.m. on April 3, 2015 (which amount includes the amount of cash loaned to the Company under the Company Promissory Note) (the “Cash and Cash Equivalents”) shall be retained by the Company, and shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”).

Section 1.04 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 1.05, HLSS MSR-EBO

(solely with respect to the Company Promissory Note and not with respect to any other Assumed Liabilities) and HLSS Advances (with respect to all Assumed Liabilities other than the Company Promissory Note) each hereby agree, effective at the time of the Closing, to (as applicable) assume and thereafter timely to pay, discharge and perform in accordance with their terms, all liabilities of the Company (except for the Excluded Liabilities), irrespective of whether accruing before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date (the “Assumed Liabilities”). Without limiting the generality of the foregoing, the following shall be included among the Assumed Liabilities:

(a) all liabilities arising under any of the Assumed Contracts;

(b) all liabilities with respect to any litigation, suit, action, arbitration or other proceeding whether or not related to the ownership of the Purchased Assets;

(c) all obligations of the Company to employees, officers, directors, consultants, or representatives of the Company, including the Company Benefit Plans set forth on Section 1.04(c) of the Company Disclosure Letter;

(d) the Leased Real Property;

(e) all Assumed Taxes;

(f) the Company Promissory Note; and

(g) all amounts relating to Post-Closing Liabilities in excess of $50,000,000.

Section 1.05 Excluded Liabilities. None of the Buyer Parties are assuming or agreeing to pay or discharge any of the following liabilities of the Company (the “Excluded Liabilities”), notwithstanding any other provision of this Agreement: amounts relating to Post-Closing Liabilities up to an aggregate amount of $50,000,000 (it being agreed that the Buyers shall not have any obligation in respect of Post-Closing Liabilities unless and until such time that the Company has actually paid an aggregate of $50,000,000 in respect of Post-Closing Liabilities, and in such case, any Post-Closing Liabilities in excess of such amount shall be assumed by HLSS Advances pursuant to Section 1.04(g)).

Section 1.06 Assignment of Certain Purchased Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to convey, assign, transfer or deliver to the applicable Buyer any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent of a third party (including any Governmental Entity), would constitute a breach or other contravention thereof or a violation of Law or would in any way adversely affect the rights of the applicable Buyer (as assignee or transferee of the Company, or otherwise) thereto or thereunder. The Company will use its reasonable best efforts to obtain any consent necessary for the conveyance, assignment, transfer or delivery of any such Purchased Asset, claim, right or benefit to the applicable Buyer. If, on the Closing Date, any such consent is not obtained, or if an attempted conveyance, assignment, transfer or delivery thereof or performance thereof by the applicable Buyer would be ineffective or a violation of Law or would adversely affect the rights of the applicable Buyer thereto or thereunder so that the applicable Buyer would not in fact receive all such rights, the Company and the applicable Buyer will cooperate in a mutually acceptable arrangement under which the applicable Buyer would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Purchased Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the applicable Buyer, or under which the Company would enforce for the benefit (and at the expense) of the applicable Buyer its rights against a third party (including any Governmental Entity) associated with such Purchased Asset, claim, right or benefit, and the Company would promptly pay to the applicable Buyer when received all monies received by them under any such Purchased Asset, claim, right or benefit. Notwithstanding the foregoing, any such Purchased Asset shall be conveyed, assigned, transferred and delivered to the applicable Buyer upon receipt of the requisite consent unless such attempted contribution, conveyance, assignment, transfer or delivery thereof would be ineffective or a violation of Law or would adversely affect the rights of the applicable Buyer.

ARTICLE II

CLOSING; PURCHASE PRICE

Section 2.01 Closing. The closing (the “Closing”) of the Transactions shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m., New York City time, concurrently with the execution hereof. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Notwithstanding anything in this Agreement to the contrary, in no event shall the transfer of the Purchased Assets or the Luxco 1A Shares to the Buyers, as applicable, or the assumption of the Assumed Liabilities by the Buyers, as applicable, occur or be deemed to occur at the Closing prior to the repayment (the “Repayment”) in full of the Company’s Senior Secured Term Loan Facility Agreement, dated as of June 27, 2013 (it being agreed that such transfer and assumption shall occur immediately following the Repayment).

Section 2.02 Purchase Price. The aggregate consideration for the Luxco 1A Shares and Purchased Assets (the “Aggregate Consideration”) shall be (x) an amount in cash equal to $1,007,156,148.57 (the “Cash Purchase Price”) plus (y) 28,286,980 newly issued shares of Parent common stock with a par value $0.01 per share (the “NRZ Share Consideration” or the “NRZ Shares”). The “Luxco 1A Share Consideration” shall consist of the NRZ Shares plus the portion of the Cash Purchase Price allocated to the Luxco 1A Shares pursuant to Section 8.11(c). The “Purchased Assets Purchase Price” shall consist of the portion of the Cash Purchase Price allocated to the Purchased Assets pursuant to Section 8.11(c). The amount of cash to be paid by the Buyers to the Company at the Closing shall consist of the Cash Purchase Price (which, for the avoidance of doubt, excludes Cash and Cash Equivalents) reduced by the Dividend Amount (the “Closing Cash Purchase Price”).

Section 2.03 Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Buyer Parties:

(a) a copy of the relevant pages of the original share register books of (i) Luxco 1A with recorded therein the transfer of the Luxco 1A Shares to HLSS Advances and (ii) Luxco 1B with recorded therein the transfer of the Luxco 1B Shares to HLSS MSR-EBO;

(b) a receipt for the payment of the Closing Cash Purchase Price;

(c) a receipt for the NRZ Share Consideration;

(d) a duly executed share pledge release agreement with respect to the pledge on the shares of Luxco 1A in a form reasonably acceptable to the Buyers;

(e) documentation evidencing the removal of all directors, officers, members, partners or similar positions from Luxco 1A, Luxco 1B and each of the Transferred Subsidiaries (other than any trustees or independent managers of any such Persons) who are in office immediately prior to the Closing, which resignations shall be effective at, and contingent upon the occurrence of, the Closing;

(f) a copy of the 2014 Form 10-K of the Company which does not contain a “going concern” qualification or a qualification of equivalent or greater severity from its auditors with respect to its most recent fiscal year (the “Company Form 10-K”) to be filed in accordance with Section 5.18; and

(g) such bills of sale, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary for the assumption by HLSS Advances and HLSS MSR-EBO, as applicable, of the Assumed Liabilities, to vest in HLSS Advances all of the Company’s right, title and interest in, to and under Luxco1A Shares, and to vest in HLSS MSR-EBO all of the Company’s right, title and interest in, to and under the Purchased Assets (such instrument(s), the “Assignment and Assumption Agreement and Bill of Sale”) duly executed by the Company.

Section 2.04 Closing Deliveries by the Buyer Parties. At the Closing, the applicable Buyer Party shall deliver or cause to be delivered to the Company:

(a) the Closing Cash Purchase Price, by wire transfer in immediately available funds, to an account or accounts as directed by the Company;

(b) a receipt for the Purchased Assets;

(c) evidence of issuance to the Company of the NRZ Share Consideration (whether by evidence of book-entry or by one or more certificates representing such NRZ Share Consideration);

(d) a certificate dated as of the Closing Date, prepared in accordance with Treasury Regulations Section 1.1445-2(c) in a form reasonably acceptable to the Company, certifying that the NRZ Shares are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code and a form of the notice of such certification that will be sent to the Internal Revenue Service (“IRS”) in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2);

(e) an opinion in the form previously agreed by the parties and addressed to the Company from Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to Parent, dated as of the date hereof; and

(f) the Assignment and Assumption Agreement and Bill of Sale duly executed by the applicable Buyers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each Buyer Party represents and warrants, with respect to such Buyer Party, to the Company that the statements contained in this Article III are true and correct except (i) as set forth in the Parent SEC Documents (including any amendments thereto) filed and publicly available after January 1, 2014 and prior to the date of this Agreement (the “Filed Parent SEC Documents”) (provided that nothing disclosed in such Filed Parent SEC Documents shall be deemed to be a qualification of or modification to the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03 and Section 3.06), excluding any disclosures in the Filed Parent SEC Documents under the headings “Risk Factors” or “Forward-Looking Statements” or any other disclosures or risks therein to the extent that such disclosures are similarly cautionary, non-specific, predictive or forward-looking in nature, or (ii) as set forth in the disclosure letter delivered by the Buyer Parties to the Company at or before the execution and delivery by the Buyer Parties of this Agreement (the “Buyer Disclosure Letter”). The Buyer Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify any other section in this Article III to the extent that it is reasonably apparent from the text of such disclosures that such disclosure also qualifies or applies to such other section.

Section 3.01 Organization, Standing and Power. Such Buyer Party is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction in which it is organized and has all corporate or other similar power and authority required to execute and deliver this Agreement and to consummate the Transactions and to perform its obligations hereunder. Such Buyer Party is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had a Buyer Material Adverse Effect. Such Buyer Party has made available to the Company, prior to execution of this Agreement (or promptly hereafter shall make available) true and complete copies of the certificate of incorporation (or similar organizational document) of such Buyer Party in effect as of the date of this Agreement and the by-laws (or similar organizational document) of such Buyer Party in effect as of the date of this Agreement.

Section 3.02 Authority; Execution and Delivery; Enforceability. Such Buyer Party has all requisite corporate or other similar power and authority to execute and deliver this Agreement and the other Transaction Documents to perform its obligations hereunder and thereunder to consummate the Transactions and the transactions contemplated by the other Transaction Documents. Such Buyer Party Board has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors (or similar) of such Buyer Party was present, (i) approving the execution, delivery and performance of this Agreement and the other Transaction Documents and (ii) determining that entering into this Agreement is in the best interests of such Buyer Party and its stockholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. No other corporate action on the part of such Buyer Party is necessary, to authorize, adopt or approve, as applicable, this Agreement and the other Transaction Documents or to consummate the Transactions or the transactions contemplated by the other Transaction Documents. Such Buyer Party has duly executed and delivered this Agreement and the other Transaction Documents, and, assuming the due authorization, execution and delivery by the Company of this Agreement and the parties (other than such Buyer Party or its Subsidiaries) to the other Transaction Documents, constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.03 No Conflicts; Consents.

(a) The execution and delivery by such Buyer Party of this Agreement and the other Transaction Documents does not, and the performance by such Buyer Party of its obligations hereunder and thereunder, and the consummation of the Transactions and the transactions contemplated by the other Transaction Documents will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or share capital or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Buyer Party under, any provision of (i) the governing or organizational documents of such Buyer Party, (ii) any contract, lease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which such Buyer Party is a party or by which its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.03(b), any judgment, injunction, ruling, award, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule, code or regulation (“Law”), in each case, applicable to such Buyer Party or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had a Buyer Material Adverse Effect.

(b) No governmental franchises, licenses, permits, authorizations, variances, exemptions, registrations, certificates, orders and approvals (each a “Permit” and collectively, the “Permits”), consent, approval, clearance, waiver or order (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with, any federal, national, state, provincial or local, whether domestic, foreign or supranational government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to such Buyer Party in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions, (ii) compliance with the NYSE and NASDAQ rules and regulations and (iii) such other matters that, individually or in the aggregate, have not had a Buyer Material Adverse Effect.

Section 3.04 Securities Matters. The Shares are being acquired by such Buyer Party for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Shares or any interest in them. Such Buyer Party has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Shares, and such Buyer Party is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. Such Buyer Party acknowledges that the Shares have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.

Section 3.05 Litigation. There is no suit, action, arbitration or other proceeding pending or, to the Knowledge of the Buyer, threatened, against such Buyer Party in each case, as of the date of this Agreement, that, individually or in the aggregate, has had a Buyer Material Adverse Effect, nor is there any Judgment outstanding against or, investigation by any Governmental Entity pending or, to the Knowledge of the Buyer, threatened, involving such Buyer Party that, individually or in the aggregate, has had a Buyer Material Adverse Effect.

Section 3.06 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Buyer Party.

Section 3.07 FIRPTA. Parent is not, and has not been at any time during the last five (5) years, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

Section 3.08 Organization and Capitalization.

(a) Each Buyer Party is a direct or indirect wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the Transactions and the Transaction Documents. Other than as contemplated by this Agreement, no Buyer Party has carried on any business, conducted any operations or incurred any liabilities or obligations.

(b) The authorized capital stock of Parent consists solely of 2,000,000,000 shares of common stock with a par value $0.01 per share (the “NRZ Common Stock”), of which 141,434,905 shares of common stock were issued and outstanding as of February 20, 2015. All NRZ Shares paid as a portion of the Luxco 1A Share Consideration pursuant to the terms hereof shall have been duly authorized and validly issued, fully paid and nonassessable and shall not have been issued in violation of any preemptive rights and such shares are free and clear of any and all Liens.

(c) Except as described in the Filed Parent SEC Documents, as contemplated by the Transaction Documents or in connection with the transactions contemplated by the Transaction Documents, there is no outstanding option, warrant, call, right, or Contract of any character to which Parent is a party requiring, and there are no securities of Parent outstanding which upon conversion or exchange would require, the issuance of any NRZ Common Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase NRZ Common Stock. Except as described in the Filed Parent SEC Documents, as contemplated by the Transaction Documents or in connection with the transactions contemplated by the Transaction Documents, Parent is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of NRZ Common Stock.

Section 3.09 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered by such Buyer Party to the Company in accordance with the terms hereof, the Company acknowledges that none of the Buyer Parties or any other Person on behalf of any Buyer Party makes any other express or implied representation or warranty in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer Parties that the statements contained in this Article IV are true and correct except (i) as set forth in the Company SEC Documents (including any amendments thereto) filed and publicly available after January 1, 2014 and prior to the date of this Agreement (the “Filed Company SEC Documents”) (provided that nothing disclosed in such Filed Company SEC Documents shall be deemed to be a qualification of or modification to the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05 and Section 4.22), excluding any disclosures in the Filed Company SEC Documents under the headings “Risk Factors” or “Forward-Looking Statements” or any other disclosures or risks therein to the extent that such disclosures are similarly cautionary, non-specific, predictive or forward-looking in nature, or (ii) as set forth in the disclosure letter delivered by the Company to the Buyer Parties at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify any other section in this Article IV to the extent that it is reasonably apparent from the text of such disclosures that such disclosure also qualifies or applies to such other section.

Section 4.01 Organization, Standing and Power. Each of the Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing, has not had, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to the Buyer Parties, prior to execution of this Agreement, true and complete copies of the organizational or governing documents of each of the Company Subsidiaries. None of the Company Subsidiaries is in violation of its organizational or governing documents.

Section 4.02 Company Subsidiaries.

(a) All of the outstanding share capital or voting securities of, or other equity interests in, each of Luxco 1A, Luxco 1B and each Transferred Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all material Liens, excluding Permitted Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Subsidiaries of Luxco 1A and Luxco 1B (the “Transferred Subsidiaries”), each such Transferred Subsidiary’s jurisdiction of incorporation and the class, number and percentage of its authorized, issued and outstanding share capital, if any, that are not owned by the Company or a Company Subsidiary.

(b) As of the date of this Agreement, except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any share capital or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any share capital or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 4.03 Capital Structure.

(a) The Company is the legal and beneficial owner of the Shares and such Shares constitute all of the issued and outstanding shares in the capital of each of Luxco 1A and Luxco 1B, respectively. Except as set forth in this Section 4.03(a), no share capital or voting securities of, or other equity interests in, either Luxco 1A or Luxco 1B were issued, reserved for issuance or outstanding. From the close of business on February 13, 2015 to the date of this Agreement, there have been no issuances by either Luxco 1A or Luxco 1B of share capital or voting securities of, or other equity interests in, Luxco 1A or Luxco 1B. Except as set forth in Section 4.03(a) of the Company Disclosure Letter, there is no secured Indebtedness of the Company outstanding that would give rise to a consent right of a secured creditor.

(b) All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of Luxembourg, the organizational or governing documents of each of Luxco 1A or

Luxco 1B, as applicable, or any Contract to which Luxco 1A or Luxco 1B is a party or otherwise bound. Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any share capital or voting securities of, or other equity interests in, any Company Subsidiary or any securities of any Company Subsidiary convertible into or exchangeable or exercisable for shares of share capital or voting securities of, or other equity interests in, any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from any Company Subsidiary, or any other obligation of any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any share capital or voting securities of, or other equity interests in, any Company Subsidiary or (z) any rights issued by or other obligations of any Company Subsidiary that are linked in any way to the price of any class of Company share capital or any shares of share capital or voting securities of, or other equity interests in, any Company Subsidiary, the value of any Company Subsidiary or any part of any Company Subsidiary or any dividends or other distributions declared or paid on any share capital or voting securities of, or other equity interests in, any Company Subsidiary. There are not any outstanding obligations of any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of share capital or voting securities or other equity interests of any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s shareholders may vote (“Company Voting Debt”). None of the Company or any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any share capital or voting securities of, or other equity interests in, the Company. None of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

Section 4.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated by the other Transaction Documents. The Company Board has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) approving the execution, delivery and performance of this Agreement and the other Transaction Documents and (ii) determining that entering into this Agreement is in the best interests of the Company and its shareholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. No other corporate action on the part of the Company is necessary to authorize, adopt or approve, as applicable, this Agreement and the other Transaction Documents or to consummate the Transactions or the transactions contemplated by the other Transaction Documents. The Company has duly executed and delivered this Agreement and the other Transaction Documents, and, assuming the due authorization, execution and delivery by the Buyer Parties of this Agreement and the parties (other than the Company or its Subsidiaries) to the other Transaction Documents, constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Transactions will not, conflict with, or result in any violation of or default, facility early amortization event or target amortization event (in any case, with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, amortization or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or share capital or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Articles or the comparable charter or organizational documents of any Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had a Company Material Adverse Effect.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (ii) compliance with the NYSE and NASDAQ rules and regulations; and (iii) such other matters that, individually or in the aggregate, have not had a Company Material Adverse Effect.

Section 4.06 SEC Documents; Financial Information; Undisclosed Liabilities.

(a) The Company has furnished or filed all certificates, reports, forms, statements and other documents (including any amendments, exhibits, schedules and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2013 (such documents, together with any documents furnished or filed with the SEC during such period by the Company, being collectively referred to as the “Company SEC Documents”). As of the date of this Agreement, there are not outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or not omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements

(including all related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in equity for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).

(c) Except (i) as reflected or reserved against in the Company’s consolidated unaudited balance sheet as of September 30, 2014 (or the notes thereto) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or expressly contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since September 30, 2014 and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), that individually or in the aggregate, have had a Company Material Adverse Effect.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate as of the date of such certifications. None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g) None of the Company or any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(h) The Company has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information in any material respect and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(i) None of the Company Subsidiaries is, or has at any time since January 1, 2013 been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

Section 4.07 Absence of Certain Changes or Events. From December 31, 2013 until the date of this Agreement, there has not occurred a Company Material Adverse Effect. From September 30, 2014 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course of business.

Section 4.08 Taxes.

(a) (i) Each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of the Company and each Company Subsidiary has paid all material amounts of Taxes required to have been paid by it (whether or not shown on any Tax Return) other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP in the most recent audited financial statements of the Company; (iii) as of the date of this Agreement, (A) no deficiency for any material amount of Taxes has been (1) asserted or assessed by a taxing authority against the Company or any Company Subsidiary that has not been satisfied or (2) to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, and (B) there is no action, suit, investigation or audit now pending or, to the Knowledge of the Company, proposed or threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax or Tax matter; (iv) none of the Company or any Company Subsidiary has failed to withhold, collect, or timely remit any material amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder, or any other Person; (v) none of the Company or any Company Subsidiary is subject to Tax in a jurisdiction in which it does not file income Tax Returns, and as of the date of this Agreement, no written claim has been made by any taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns; and (vi) none of the Company or any Company Subsidiary has any liability for a material amount of Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract (other than any credit agreement), or otherwise.

(b) None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation, indemnification or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and wholly owned Company Subsidiaries, or any credit agreement). None of the Company or any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company or a Company Subsidiary is or was the common parent).

(c) None of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d) None of the Company or any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of local, state or foreign Law).

(e) As of the date of this Agreement, there are no agreements, waivers or comparable consents extending the statutory period of limitation applicable to any material Taxes of the Company or any Company Subsidiary for any period that is currently in effect. There is no power of attorney given by or binding upon the Company or any Company Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(f) There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.

(g) Neither the Company nor any Company Subsidiary has entered into any closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law that is or would be binding on any Buyer Party, the Company or any Company Subsidiary after the Closing. None of the Company or any Company Subsidiary is the subject of or bound by, or is negotiating or has pending a request for, any private letter ruling, technical advice memorandum or similar ruling, memorandum or agreement with any taxing authority that is or would be binding on any Buyer Party, the Company or any Company Subsidiary after the Closing.

(h) Neither the Company nor any Company Subsidiary (other than HLSS Roswell, LLC and its U.S. subsidiaries), is, or within the last three (3) years has been, treated as engaged in a trade or business within the United States within the meaning of Sections 864(b), 871(b), 875, 882 or 884 of the Code.

(i) Neither HLSS Luxco 2A S.à r.l. nor HLSS Luxco 3A Finance S.à r.l. has made any election on IRS Form 8832 or otherwise regarding its entity classification for U.S. federal income tax purposes.

Section 4.09 Employee Benefits Matters.

(a) Section 4.09(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Benefit Plan. The Company has made available to the Buyer Parties with respect to each Company Benefit Plan (in each case to the extent applicable): (i) a copy of the plan document, including all currently effective amendments thereto (or a detailed written description of the Company Benefit Plan or any such amendment to the extent not reduced to writing); (ii) the most recent summary plan description and all currently effective summaries of material modifications; (iii) the most recent IRS determination, notification or opinion letter; (iv) each trust agreement, insurance contract, or other document relating to the funding or payment of benefits; and (v) the three most recent annual reports on Form 5500 and the most recent actuarial report, financial statement or valuation report.

(b) Each Company Benefit Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws.

(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(d) There are no suits, claims, proceedings, actions, governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened, against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan (other than routine claims for benefits). No non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan.

(e) Neither the Company nor any ERISA Affiliate currently has, or has ever had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. No material liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to the Company or any ERISA Affiliate of incurring any such liability.

(f) No Company Benefit Plan provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Section 4980B of the Code or similar state Law or coverage through the end of the calendar month in which a termination of employment occurs).

(g) Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or as a result of termination of employment or service) (i) entitle any current or former employee, director, independent contractor, consultant or leased employee of the Company or any Company Subsidiary to any payment of compensation or benefits; (ii) increase the amount of compensation or benefits due to any such individual; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) result in the payment of any amount that would not be deductible under Section 280G of the Code.

(h) Each Company Benefit Plan, and any award thereunder, that is subject to Sections 409A or 457A of the Code is in compliance with all applicable requirements of Sections 409A and 457A of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any of their respective current or former employees, directors, independent contractors, consultants or leased employees for any Tax incurred by such individual, including under Sections 409A, 457A or 4999 of the Code, or any interest or penalty related thereto.

(i) Each Company Benefit Plan that is maintained outside of the United States primarily in respect of any current or former employees, directors, independent contractors, consultants or leased employees of the Company or any Company Subsidiary who are located outside of the United States (i) has been maintained in material compliance with its terms and applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

Section 4.10 Litigation.

(a) There is no litigation, suit, action, arbitration or other proceeding pending as of the date of this Agreement or, to the Knowledge of the Company, threatened as of the date of this Agreement, against the Company, any Company Subsidiary or the Purchased Assets, the Assumed Liabilities or, to the Knowledge of the Company, Ocwen or any Subsidiary of Ocwen or any of their respective properties, assets, directors, officers or employees that, individually or in the aggregate, has had a Company Material Adverse Effect, nor is there any Judgment outstanding against or investigation by any Governmental Entity pending as of the date of this Agreement or, to the Knowledge of the Company, threatened as of the date of this Agreement involving, the Company, any Company Subsidiary, any Purchased Assets, the Assumed Liabilities or, to the Knowledge of the Company, Ocwen or any Subsidiary of Ocwen or any of their respective properties, assets, directors, officers or employees that, individually or in the aggregate, has had a Company Material Adverse Effect.

(b) Section 4.10(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each litigation, suit, action, arbitration, other proceeding and Judgment that (i) resulted in any criminal sanctions to the Company or any of the Company Subsidiaries, (ii) within the last three years resulted in a Judgment requiring payments in excess of $500,000, in each case by or against the Company, any of the Company

Subsidiaries or, in their capacity as such, any of their respective officers, directors or employees, or (iii) imposed any injunctive relief with respect to, or that has required the Company or any of the Company Subsidiaries to alter, its business practices.

Section 4.11 Compliance with Applicable Laws.

(a) (i) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company, any Company Subsidiary or their respective Affiliates or (ii) to the Knowledge of the Company, except as would not reasonably be expected to have a Company Material Adverse Effect, no service provider acting on behalf of the foregoing, Ocwen or any Subsidiary of Ocwen, in each case, is or has during the past three (3) years until the date of this Agreement, been in conflict with, in default with respect to or in violation of any Law applicable to such Persons or by which any property or asset of such Persons (including the Purchased Assets and the Assumed Liabilities) is bound, nor has the Company or any Company Subsidiary received, any written notice from any Governmental Entity with respect to the Company, any Company Subsidiary, the Purchased Assets or the Assumed Liabilities that (A) alleges or relates to any material violation or noncompliance (or that any of such Persons is under investigation or the subject of an inquiry by any such Governmental Entity for such alleged material violation or noncompliance by such Persons) with any applicable Law or (B) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any permit. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, to the extent reasonably related to the business, operations or activities of the Company or any Company Subsidiary, Ocwen or any Subsidiary of Ocwen, in each case, has, during the past three (3) years until the date of this Agreement, entered into any agreement or settlement with any Governmental Entity with respect to its noncompliance with, or violation of, any applicable Law.

(b) Each of the Company and the Company Subsidiaries has all permits required to own, lease and operate their properties and conduct their businesses in all material respects as currently conducted (“Company Permits”), and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Company Permit, except as has not had, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since January 1, 2012, (i) none of the Company, any Company Subsidiary or any officer, director, or, to the Knowledge of the Company, employee of the Company or Company Subsidiary or any of their respective agents or representatives (A) has directly or indirectly offered, promised or made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment in respect of the Company or any of its Subsidiaries to any Person, private or public, regardless of what form, (B) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Laws, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.) and the UK Bribery Act 2010 except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole or (C) has received any notice from, or voluntarily provided any notice to, a Governmental Entity with respect to or otherwise affecting the Company or its Subsidiaries that alleges any of the foregoing; and (ii) the Company and each Company Subsidiary has complied and is in compliance in all material respects with applicable provisions of the U.S. export, anti-boycott, and sanctions laws, and regulations implemented thereunder.

Section 4.12 Environmental Matters.

(a) The Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, and to the Knowledge of the Company, none of the Company or any Company Subsidiary has received any written communication from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law, except for such noncompliance, violation or liability as, individually or in the aggregate, have not had a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries have obtained and are in compliance with all Permits issued pursuant to any applicable Environmental Law applicable to the Company, the Company Subsidiaries and the Leased Real Property and all such Permits are valid and in good standing, in each case, except as, individually or in the aggregate, have not had a Company Material Adverse Effect; and no such material Permit will be subject to any material modification or revocation as a result of the Transactions.

(c) There are no material Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

(d) To the Knowledge of the Company, there have been no Releases of any Hazardous Substance at any Leased Real Property that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has retained or assumed, either contractually or by operation of Law other than such matters as, individually or in the aggregate, have not had a Company Material Adverse Effect.

(e) To the Knowledge of the Company, none of the Company or any of the Company Subsidiaries has entered into any agreement relating to the sale of any subsidiary, business unit or property, pursuant to which the Company or any Company Subsidiary has retained or assumed any liabilities or obligations pursuant to Environmental Law, that would reasonably be expected to subject the Company or any of the Company Subsidiaries to an Environmental Claim, except as, individually or in the aggregate, has not had a Company Material Adverse Effect.

(f) As used herein:

(i) “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any

Person alleging liability of whatever kind or nature arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Substance at any location; or (B) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

(ii) “Environmental Laws” means all federal, state, local and foreign Laws concerning pollution or protection of the environment, including all those relating to the treatment, storage, disposal, Release, threatened Release, control or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

(iii) “Hazardous Substance” means any substance whether solid, liquid or gaseous in nature (A) the presence of which requires notification, investigation, or remediation under any applicable Environmental Law; (B) which is defined as “toxic”, a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any applicable Environmental Law; (C) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Entity with jurisdiction over the substance in the relevant location; (D) which contains gasoline, diesel fuel or other petroleum hydrocarbons; or (E) which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation.

(iv) “Release” means any actual release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

Section 4.13 Contracts.

(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Except for Filed Company SEC Documents (including, solely for this purpose, any exhibits or schedules incorporated by reference therein) (other than in the case of Section 4.13(b)(i) below), Section 4.13(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to the Buyer Parties prior to the date of this Agreement true and complete copies, of:

(i) each Contract to which the Company or any of the Company Subsidiaries is a party that restricts in any material respect the ability of the Company or any Company Subsidiaries to compete in any line of business, product, service or geographic area;

(ii) each Contract (A) pursuant to which any material amount of Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms, other than any such agreement solely between or among the

Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries (B) that grants a Lien, other than a Permitted Lien, on any material property or assets of the Company or any Company Subsidiary, (C) that restricts the granting of Liens on any material property or asset of the Company or any Company Subsidiary or the incurrence or guaranteeing of any Indebtedness, (D) that provides for or relates to any interest, currency or hedging, derivatives or similar arrangements or (E) that restricts payment of dividends or any distributions in respect of the equity interests of the Company or any Company Subsidiary;

(iii) each partnership, limited liability company, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business;

(iv) each Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (A) executive, officer or director of either the Company or any of the Company Subsidiaries or any person that has served as such an executive, officer or director within the last five (5) years or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares outstanding as of the date of this Agreement or (C) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits to any Filed Company SEC Documents;

(v) each Contract (or group of related Contracts) relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement or that was entered into on or after January 1, 2012, of any business or any assets for consideration of at least $2 million;

(vi) any Contract (or group of related Contracts) (A) for the use or licensing of material Intellectual Property Rights granted by the Company or any Company Subsidiary to any Person and/or (B) for the use of licensing of material Intellectual Property Rights granted by any Person to the Company or any Company Subsidiary;

(vii) each material hedge, collar, option, forward purchasing, swap, derivative, or similar Contract, in each case, other than any such Contract entered into in the ordinary course of business;

(viii) each Contract (or group of related Contracts) containing any “standstill” provisions or provisions of similar effect to which the Company or any of the Company Subsidiaries is a party or of which the Company or any of the Company Subsidiaries is a beneficiary;

(ix) each contract relating to a Company Affiliate Transaction;

(x) each Contract (or group of related Contracts) to which the Company or any Company Subsidiary is a party that involved aggregate payments during calendar year 2014 or could reasonably be expected to involve aggregate payments during any subsequent twelve-month period of at least $1 million; provided that the following Contracts shall not be required to be listed on Section 4.13(b) of the Company Disclosure Letter, shall not be required to made available to the Buyer Parties pursuant to this Section 4.13(b), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan and (2) any Contract between the Company, on the one hand, and one or more wholly owned Company Subsidiaries, on the other hand, or between one or more Company Subsidiaries (any such Contract in clauses (1) and (2), an “Excluded Contract”); and

(xi) each Assumed Contract.

Each Contract described in this Section 4.13(b) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”

(c) Except for matters which, individually or in the aggregate, have not had a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect, and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach, subject to a target amortization event, subject to a facility early amortization event or in default (or has received any notice alleging any such breach, event or default) under any Material Contract and, to the Knowledge of the Company, no other party to any Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and no event of default, facility early amortization event or target amortization event (if applicable) has occurred and is continuing thereunder.

Section 4.14 Properties.

(a) None of the Company or any Company Subsidiary owns any real property.

(b) Section 4.14(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a true and complete list of the names of the fee owners, landlords, tenants, subtenants and sub-subtenants, as applicable, of all real property which is leased, subleased, sub-subleased, or licensed to, or otherwise occupied by, the Company and the Company Subsidiaries, as applicable (collectively, including the Improvements thereon, the “Leased Real Property”), and sets forth a description of any and all leases, subleases, sub-subleases, licenses and purchase options to which the Company or any Company Subsidiary is a party with respect thereto (collectively, the “Real Estate Leases”). True and complete copies of all Real Estate Leases

(including all modifications, amendments, supplements, waivers and side letters thereto) have been made available to the Buyer Parties.

(c) To the Knowledge of the Company, there are no facts or conditions affecting any of the buildings, structures, fixtures and improvements (the “Improvements”) located on the Leased Real Property that, in the aggregate, would reasonably be expected to materially interfere with the Company’s and/or its Subsidiaries’ current use, occupancy or operation of the Leased Real Property taken as a whole.

(d) Each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligation of the Company or the applicable Company Subsidiary which is a party thereto, as applicable, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to the Buyer Parties and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries.

(e) Neither the Company nor any of the Company Subsidiaries has received a notice of default under any Real Estate Lease during the last six (6) months which remains uncured.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list, as of the date of this Agreement, of all subsisting registrations and applications for registration of Intellectual Property Rights owned by the Company and the Company Subsidiaries (“Registered Intellectual Property Rights”).

(b) Except, in each case, in respects that, individually or in the aggregate, have not had a Company Material Adverse Effect, the Company or a Company Subsidiary owns of record, beneficially owns and/or is licensed or otherwise has the right to use all Intellectual Property Rights necessary to conduct, or material to, any material business of the Company and the Company Subsidiaries; provided, however, that the foregoing representation and warranty shall not apply to infringement, misappropriation, or unauthorized use of third-party Intellectual Property Rights. The Company or a Company Subsidiary, as disclosed in Section 4.15(b) of the Company Disclosure Letter, is the owner of all other Registered Intellectual Property Rights, in each case free and clear of all Liens other than Permitted Liens. The Registered Intellectual Property Rights are subsisting and, to the Company’s Knowledge, valid and in full force and effect, except, in each case, in respects that, individually or in the aggregate, have not had a Company Material Adverse Effect.

(c) To the Knowledge of the Company, as of the date of this Agreement, the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe, misappropriate or make unauthorized use of, in any material respect, any

Intellectual Property Rights of third parties, and there is no material suit, action or other proceeding pending or threatened in writing that alleges that the use of Intellectual Property Rights by the Company and the Company Subsidiaries infringes, misappropriates or constitutes the unauthorized use of any Intellectual Property Rights of third parties.

(d) To the Knowledge of the Company, as of the date of this Agreement, the Registered Intellectual Property Rights are not being infringed in any material respect by any Person, and there are no material suits, actions or other proceedings pending, for which notice has been provided to the Company or any Company Subsidiary, or threatened in writing, challenging the Company’s or any Company Subsidiary’s ownership of or right to use, or the validity or enforceability or patentability of, any material Intellectual Property Rights.

(e) The Company and the Company Subsidiaries take commercially reasonable measures to protect and preserve the confidentiality of all trade secrets and other material confidential information that are owned by the Company or any Company Subsidiaries. The Company and each Company Subsidiary has a policy to secure valid written assignments or other written confirmations from all consultants, contractors and employees who contribute or have contributed to the creation or development of any material Intellectual Property Right owned or purported to be owned by the Company or any Company Subsidiary of all the rights to such contributions that the Company or any Company Subsidiary does not already own by operation of Law.

Section 4.16 Labor Matters.

(a) None of the employees of the Company or any Company Subsidiary is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted or are now being conducted. None of the Company or any Company Subsidiary is a party to any collective bargaining agreement, labor union contract, trade union agreement or foreign works council contract. None of the Company or any Company Subsidiary has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Transactions, require advance notification with respect to the Transactions, or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).

Section 4.17 Insurance. Each insurance policy of the Company or any Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, except in respects that, individually or in the aggregate, have not had a Company Material Adverse Effect. There is no material claim by the Company or any of the Company Subsidiaries pending as of the date of this Agreement under any such policies that has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business.

Section 4.18 Affiliated Transactions.

(a) As of the date of this Agreement, no Related Person is a party to any Contract with or binding upon the Company or its Subsidiaries (other than employment agreements and Filed Company Contracts which have been filed prior to the date of this Agreement) or any of their respective properties or assets or has any material interest in any property used by the Company or the Company Subsidiaries or has engaged in any transaction, or series of similar transactions, agreements, arrangements or understandings (nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings) with any of the foregoing since January 1, 2012, except, in the case of the Persons described in clause (i) of Section 4.18(c) as would not be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (each of the foregoing, but without giving effect to the exclusion for Filed Company Contracts, a “Company Affiliate Transaction”).

(b) Section 4.18(b) of the Company Disclosure Letter lists each Contract (other than a Filed Company Contract which has been filed prior to the date of this Agreement) that is in effect as of the date of this Agreement between or among the Company or any Company Subsidiary, on the one hand, and any Related Person, on the other hand, (i) pursuant to which the Company or any of its Affiliates has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) to a Related Person or (ii) otherwise provides for any material payments to be received by a Related Person.

(c) A “Related Person” shall mean (i) each present or former director, officer, shareholder, partner, member or employee of the Company or any Affiliate of the Company and (ii) each of Ocwen and Altisource and their respective Representatives.

Section 4.19 Servicer Capacity. None of the Company or any Company Subsidiary is party to any Contract pursuant to which the Company or any Company Subsidiary has any obligations to any Person to service any residential mortgage loans. None of the Company or any Company Subsidiary is party to any Contract in the capacity of a “master servicer” of residential mortgage loans (or any similar capacity).

Section 4.20 Termination Events. From January 1, 2014 until the date of this Agreement, none of the Company or any Company Subsidiary has (i) waived or otherwise prejudiced any rights in respect of any “Termination Event” under the Master Servicing Rights Purchase Agreement or under any Sale Supplement executed in connection the Master Servicing Rights Purchase Agreement or (ii) waived or otherwise prejudiced any material rights or remedies under or in connection with any Material Contract.

Section 4.21 Investment Company Act of 1940. None of the Company or any Company Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 4.22 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than CitiGroup Global Markets Inc. (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the

Transactions based upon arrangements made by or on behalf of the Company. Section 4.22 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the Company’s good faith estimate of the out-of-pocket fees and expenses it will incur to its financial, legal and other advisors in connection with this Agreement and the Transactions.

Section 4.23 Opinion of Financial Advisor. The Company Board has received the oral opinion of the Company Financial Advisor, to be confirmed in writing (with a copy provided to the Buyer Parties, for informational purposes only, promptly upon receipt by the Company), to the effect that, as of the date of this Agreement, the Aggregate Consideration is fair, from a financial point of view, to the Company.

Section 4.24 Title to Purchased Assets; Sufficiency; Liens.

(a) Immediately prior to the Closing, the Company was the sole owner of, and had, as applicable, good, valid and marketable title to, or a valid leasehold interest in, the Luxco 1A Shares and all of the Purchased Assets, free and clear of all Liens, except Permitted Liens. At the Closing, (x) HLSS MSR-EBO will receive good, valid and marketable title to (or valid leasehold interests in), as applicable, the Purchased Assets (other than the Luxco 1B Shares), free and clear of any Liens, other than Permitted Liens and (y) HLSS Advances, with respect to the Luxco 1A Shares, and HLSS MSR-EBO with respect to the Luxco 1B Shares, in each case, shall be vested with good and marketable title in and to the Luxco 1A Shares and Luxco 1B Shares, as applicable, free and clear of all Liens, except Liens created in respect of the applicable Buyer or imposed by applicable securities Laws.

(b) The assets and properties to be acquired directly or indirectly pursuant to Section 1.01 and Section 1.02 constitute all of the property and assets which are necessary for, or otherwise used for or held for use in, the conduct of the business as conducted by the Company and its Subsidiaries on the date hereof and are sufficient to provide the Buyers with the means and capability to conduct the business as conducted by the Company and its Subsidiaries upon and following the Closing.

Section 4.25 Acquisition of NRZ Shares for Investment. The Company is acquiring the NRZ Shares for its own account and not with a view toward sale in connection with any distribution thereof in violation of the Securities Act. The Company hereby acknowledges and agrees that the NRZ Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act, and without compliance with state and foreign securities Laws, in each case to the extent applicable, and that such shares shall include a legend to such effect.

Section 4.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any certificate delivered by the Company to the Buyer Parties (and notwithstanding the delivery or disclosure to the Buyer Parties or their Representatives of any documentation, projections or other information), the Buyer Parties acknowledge that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the Transactions.

ARTICLE V

COVENANTS

Section 5.01 Access to Information; Confidentiality.

(a) From and after the Closing, upon reasonable notice to the Company, the Company shall, and shall cause its Affiliates to, afford or cause to be afforded to the Buyer Parties and their Subsidiaries and their employees, counsel, auditors and representatives reasonable access to the auditors, properties, books, Contracts, commitments and records (including accountant or auditor workpapers, subject to execution of a customary confidentiality agreement by the applicable Buyer Party) relating to the Company, its Subsidiaries or the Transactions for any reasonable business purpose, including in respect of insurance matters, financial reporting, regulatory and compliance matters, Tax matters and accounting of the Company and its Subsidiaries, in each case, in a manner so as to not unreasonably interfere in any material respect with the normal business operations of the business of the Company; provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure at the applicable Buyer Party’s prior written request and provided, further, that the Company shall not be required to pay any fee, penalty or other consideration to any such third party to obtain their consent), (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), or (iii) violate any Law (provided that the Company shall use its reasonable best efforts to provide such access or make such disclosure in a manner that does not violate Law). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to the Buyers pursuant to this Section 5.01(a) to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and any of the Buyers or any of their respective Affiliates, on the other hand, are adverse parties.

(b) From and after the Closing, the Company shall hold, and shall use its reasonable best efforts to cause their respective Representatives to hold, in confidence and not to disclose to any other party, and not to use for any purpose other than as expressly required by Law or by this Agreement or the New Merger Agreement, or in connection with reporting Tax information to the Company’s shareholders, any and all information, whether written or oral, concerning the business of Luxco 1A, Luxco 1B, the Transferred Subsidiaries, the Purchased Assets and the Assumed Liabilities, except to the extent that the Company can show that such information (a) is generally available to and known by the public through no fault of any of the Company, any of its Subsidiaries or any of their respective Representatives (or Representatives of their respective Subsidiaries); or (b) is lawfully acquired by any of the Company, any of its Subsidiaries or any of their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any of the Company or its Subsidiaries or any of their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Company shall promptly notify the Buyer Parties in writing, and the Company shall disclose only that portion of such information which the Company is advised by its counsel in writing is legally required to be disclosed, provided that the Company shall use its commercially reasonable efforts, at the Buyer Parties’ sole expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in the respective certificates of incorporation or by-laws (or comparable organizational documents) of the Company Subsidiaries and any indemnification or other similar agreements of any of the Company Subsidiaries, in each case as in effect on the Closing Date, shall continue in full force and effect in accordance with their terms. From and after the Closing, Parent agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Closing, a director or officer of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Closing, serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Closing (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Parent within ten (10) Business Days of receipt by Parent from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the organizational documents of Parent, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification. Without limiting the foregoing, in the event that any claim is brought against any Company Indemnified Party, (x) Parent shall have the right to assume or direct any of its Subsidiaries to assume the defense thereof with legal counsel of Parent’s choosing, and if Parent shall assume or direct any of its Subsidiaries to assume the defense, then Parent or such Subsidiary, as applicable, shall not be liable to such Company Indemnified Party for any legal expenses of other counsel or any expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that such Company Indemnified Party may employ counsel of its own choosing, and Parent or such Subsidiary, as applicable, shall advance to such Company Indemnified Party reasonable legal expenses of such counsel, if (i) Parent does not timely assume the defense thereof or (ii) under applicable standards of professional conduct there is an actual or potential conflict of interest between the legal defenses for Parent (or the Subsidiary) and those for the Company Indemnified Party in the conduct of the defense of an action; (y) the Company Indemnified Party shall cooperate with Parent or such Subsidiary, as applicable, in the defense of any such matter; and (z) Parent or such Subsidiary, as applicable, shall not be liable for any settlement of any claim effected without its written consent (such consent not to be unreasonably withheld).

(b) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.02.

(c) For a period of six (6) years from and after the Closing, Parent shall provide or cause to be provided directors’ and officers’ liability insurance and fiduciary liability insurance for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by the Company, in either case, of not less than the coverage existing as of the Closing Date and having other terms substantially equivalent to the directors’ and officers’ liability insurance and fiduciary liability insurance coverage maintained by the Company as of the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, except that in no event shall Parent be required to pay, with respect to such insurance policies in respect of any one policy year, more than 150% of the aggregate annual premium most recently paid by the Company prior to the Closing Date (which amount is set forth in Section 5.02(c) of the Company Disclosure Letter) (the “Maximum Amount”), and if Parent is unable to obtain (or to cause to be obtained) the insurance required by this Section 5.02 it shall obtain as much comparable insurance as possible for the years within such six (6) year period for an aggregate annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, Parent may, at its option (following reasonable consultation with the Company), purchase (through or for the Company, as applicable) a “tail” directors’ and officers’ liability insurance policy for a period of six (6) years from and after the Closing for the Company and its current and former directors and officers who are covered by the directors’ and officers’ insurance and fiduciary liability insurance coverage maintained by the Company as of the Closing Date, such tail to provide coverage in an amount not less than such coverage and to have other terms substantially equivalent to the directors’ and officers’ liability insurance and fiduciary liability insurance coverage maintained by the Company as of the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing; provided that in no event shall the cost of any such tail policy exceed the Maximum Amount. In the event the Company purchases such tail coverage, Parent shall cease to have any obligations under the first sentence of this Section 5.02(c). Parent shall maintain such policies in full force and effect during the period of insurance, and continue to honor its obligations thereunder.

(d) The provisions of this Section 5.02 (i) shall survive consummation of the Transactions, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to insurance indemnification or contribution that any such Person may have by contract or otherwise.

(e) For the avoidance of doubt, notwithstanding that the Seller Indemnified Parties may be entitled to indemnification pursuant to one or more provisions under this Agreement, the New Merger Agreement or otherwise, in no event shall any such Company Indemnified Party be entitled to be recover more than once in respect of the same claims, losses, liabilities, damages, judgments, inquiries, fines, fees, cost or expenses.

Section 5.03 Litigation; Other Matters.

(a) From and after the Closing, the Buyers shall defend and assume control over and bear all responsibility in respect of any litigation, suit, action, claim, demand, investigation or other proceedings, and any settlement or compromise thereof against or involving the Company, any Company Subsidiary and/or any of their respective officers or directors (in their capacity as such), including any litigation, suit, action, claim, demand, investigation or other proceedings by any shareholder of the Company (on its own behalf or on behalf of the Company) (“Litigation”), (b) keep the Company reasonably informed regarding any Litigation and (c) reasonably consult with the Company regarding the defense and any settlement or compromise of any Litigation and reasonably consider the Company’s views with respect to any Litigation. The Buyers shall have sole control over the use, invocation, or waiver of the attorney client privilege and attorney work product doctrine; it being further agreed that, to the fullest extent permitted by Law, the Buyers and the Company shall assert and maintain the common interest, joint defense or other privilege or immunity over communications between the Buyers and the Company.

(b) The Company shall (a) give prompt written notice to the Buyers of any material written communications (and shall deliver copies thereof) received from, or delivered to, any shareholders of the Company or any Related Person or the Company’s auditors or any Governmental Entity and (b) reasonably consult with the Buyers in connection with the foregoing.

Section 5.04 Public Announcements. Except with respect to any dispute between the parties regarding this Agreement or the Transactions, the Buyer Parties and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude, after consultation with legal counsel, is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case the disclosing party shall consult with the other party in advance of such disclosure to the extent practicable under the circumstances). The Company and each of the Buyer Parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Nothing in this Section 5.04 shall limit the ability of any party hereto to make additional disclosures that are consistent in all but de minimis respects with the prior public disclosures regarding the Transactions.

Section 5.05 Employment and Company Benefits. Except as provided in Section 5.05 of the Company Disclosure Letter:

(a) For a period of one (1) year following the Closing Date (or if shorter, during the period of employment), Parent shall, or shall cause a Subsidiary of Parent to, provide each employee of the Company and any Company Subsidiary who is employed as of immediately prior to the Closing Date and who becomes an employee of Parent or one of its Subsidiaries as of the Closing (each, a “Company Employee”), with (i) a base salary and annual target cash bonus opportunity that are at least equal to the base salary and annual target cash bonus opportunity provided to the Company Employee immediately prior to the Closing and (ii) employee benefits (excluding equity incentive opportunities) that are substantially similar in the aggregate to the employee benefits (excluding equity incentive opportunities) provided to the Company Employee immediately prior to the Closing.

(b) Nothing in this Section 5.05 shall be treated as an amendment of, or undertaking to amend, any benefit plan. The provisions of this Section 5.05 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.05, express or implied, shall confer upon any Company Employee, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other Person under a Company Benefit Plan that such employee or beneficiary or other Person would not otherwise have under the terms of that Company Benefit Plan.

Section 5.06 Right to Use the HLSS Mark. HLSS MSR-EBO (on behalf of itself or any of its successors or assigns) hereby grants to the Company a non-exclusive, non-transferable license, with no right to sublicense, to use the HLSS Mark for a period not exceeding twenty-four (24) months after the Closing Date, only in connection with the operation of the Company in connection with the winding up, dissolution or liquidation of the Company (including the use of any stationery, business cards, purchase orders, invoices and other similar correspondence and other documents of a contractual nature following the Closing Date in the form in which the HLSS Mark was applied to such materials prior to the Closing Date); provided that the HLSS Mark is used at a level of quality consistent with past practice and solely in a manner that is not intended to, or reasonably likely to, harm, disparage or negatively reflect upon the Buyer Parties or any of their Affiliates or the reputation or goodwill of the Buyer Parties or any of their Affiliates.

Section 5.07 Certain Provisions Relating to Transfers.

(a) In the event that record or beneficial ownership or possession of any Excluded Asset or Excluded Liability has been transferred to the Buyers on the Closing Date, each of the Company and the applicable Buyer shall use its reasonable best efforts to transfer, or cause to be transferred, to the Company such Excluded Asset or Excluded Liability, as applicable, and pending such transfer to the Company, the applicable Buyer shall hold such Excluded Asset or Excluded Liability, as applicable, and provide to the Company all of the benefits and liabilities associated with the ownership and operation of such Excluded Asset or Excluded Liability, as applicable, and, accordingly, the applicable Buyer shall cause such

Excluded Asset or Excluded Liability, as applicable, to be operated or retained as may reasonably be instructed by the Company.

(b) In the event that record or beneficial ownership or possession of any Purchased Asset or Assumed Liability has been retained by the Company on the Closing Date, each of the Company and the applicable Buyer shall use its reasonable best efforts to transfer, or cause to be transferred, to the applicable Buyer such Purchased Asset or Assumed Liability, as applicable, and pending such transfer to the applicable Buyer, the Company shall hold such Purchased Asset or Assumed Liability, as applicable, and provide to the applicable Buyer all of the benefits and liabilities associated with the ownership and operation of such Purchased Asset or Assumed Liability, as applicable, and, accordingly, the Company shall cause such Purchased Asset or Assumed Liability, as applicable, to be operated or retained as may reasonably be instructed by the applicable Buyer.

Section 5.08 Intercompany Agreements.

(a) Except as set forth in Section 5.08 of the Company Disclosure Letter, Luxco 1A, Luxco 1B and the Transferred Subsidiaries on the one hand, and the Company, on behalf of itself and each other Affiliate of the Company, on the other hand, hereby terminate any and all Contracts between or among any of Luxco 1A, Luxco 1B or any Transferred Subsidiary on the one hand, and the Company or any other Affiliate of the Company, on the other hand, effective without further action as of the Closing. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Closing and all parties will be released from all liabilities thereunder. Each party hereto will, at the reasonable request of any other party hereto, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 5.08(a) will not apply to any of the following Contracts:

(i) this Agreement and each other Contract expressly contemplated by this Agreement to be entered into or continued by any of the parties or any of their respective Affiliates; and

(ii) the other Contracts set forth on Section 5.08(b)(ii) of the Company Disclosure Letter.

(c) Except as set forth in Section 5.08(c) of the Company Disclosure Letter, all of the intercompany receivables, payables, loans and other accounts, rights and liabilities between Luxco 1A, Luxco 1B or any of the Transferred Subsidiaries on the one hand, and the Company or any of its other Affiliates, on the other hand, in existence as of immediately prior to the Closing (collectively, the “Intercompany Accounts”) are hereby netted against each other, and the balance is hereby, without further action, deemed to have been contributed to the equity of Luxco 1A, Luxco 1B or any of the Transferred Subsidiaries, as applicable, or distributed to the Company or its applicable Subsidiary, as the case may be, such that, as of the Closing, there are no Intercompany Accounts outstanding.

(d) Prior to Closing, the Company has caused HLSS SEZ LP to make a loan of cash to the Company in the amount of $96,000,000, which loan shall be evidenced by a promissory note to be executed as soon as reasonably practicable following Closing (the “Company Promissory Note”). For the avoidance of doubt, the liability under such note shall be an Assumed Liability.

Section 5.09 Further Assurances. From time to time after the Closing, without additional consideration, each party hereto will execute and deliver, or cause to be executed and delivered, such further instruments and take such other action as may be necessary or reasonably requested by the other parties to make effective the Transactions and to provide the other parties with the intended benefits of this Agreement. Without limiting the foregoing, upon the reasonable request of any Buyer Party, the Company shall execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, convey, assign, grant and deliver to the Buyers all right, title and interest in, to and under the Purchased Assets and the Luxco 1A Shares.

Section 5.10 Additional Transaction Agreements. Concurrently with the Closing:

(a) the Company and a direct or indirect subsidiary of Parent shall enter into the Agreement and Plan of Merger attached hereto as Annex B (the “New Merger Agreement”), providing for the merger of the Company with and into such wholly-owned Subsidiary of Parent;

(b) the Company and Parent shall enter into a Services Agreement attached hereto as Annex C pursuant to which Parent shall provide the Company with certain services following the Closing upon mutually agreed terms (the “Services Agreement”); and

(c) the Company and Parent shall enter into a Registration Rights Agreement attached hereto as Annex D with respect to the NRZ Shares (the “Registration Rights Agreement”).

Section 5.11 Disposition of NRZ Shares. The Company agrees, with respect to the NRZ Shares, to not (a) offer for sale, sell, contract to sell, pledge, grant any option to purchase, grant a security interest in or otherwise encumber or directly or indirectly otherwise dispose of, the NRZ Shares or any security or other right that represents the right to acquire or receive the NRZ Shares or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the NRZ Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of NRZ Shares or such other securities, in cash or otherwise, in each case, except (x) in connection with the Plan of Complete Liquidation and Dissolution, Registration Rights Agreement, the New Merger Agreement and the Services Agreement or (y) with the prior written approval of Parent.

Section 5.12 Post-Closing Information. Following the Closing, upon reasonable notice to the Buyers, the applicable Buyer shall, and shall cause its Affiliates to, afford or cause to be afforded to the Company and its Subsidiaries and their employees, counsel, auditors and representatives reasonable access to the offices, personnel, properties, books, Contracts, commitments and records relating to the Company, any of the Company Subsidiaries, or the Transactions for any reasonable business purpose, including in respect of insurance matters, financial reporting, regulatory and compliance matters, Tax matters and accounting of the Company and its Subsidiaries, in each case, in a manner so as to not unreasonably interfere in any material respect with the normal business operations of the business of Luxco 1A, Luxco 1B, the Transferred Subsidiaries, the Purchased Assets and the Assumed Liabilities, or the applicable Buyer or any of its other Subsidiaries; provided, however, that the Buyers shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the applicable Buyer shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure at the Company’s prior written request and provided, further, that the applicable Buyer shall not be required to pay any fee, penalty or other consideration to any such third party to obtain their consent), (ii) result in the loss of any attorney-client privilege (provided that the applicable Buyer shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), or (iii) violate any Law (provided that the applicable Buyer shall use its reasonable best efforts to provide such access or make such disclosure in a manner that does not violate Law). Notwithstanding anything contained in this Agreement to the contrary, no Buyer or any of its Affiliates shall be required to provide any access or make any disclosure to the Company pursuant to this Section 5.12 to the extent such access or information is reasonably pertinent to a litigation where any of the Buyers or any of their respective Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, are adverse parties.

Section 5.13 Payments; Correspondence. From and after the Closing, (i) the Company shall pay to the Buyers any amounts that the Company receives in respect of the Shares, any Purchased Asset or the Assumed Liabilities and (ii) the Company shall promptly deliver to the Buyers any mail or other communications received by the Company relating to the Shares, any Purchased Asset or the Assumed Liabilities.

Section 5.14 Plan of Complete Liquidation and Dissolution. Concurrently with the execution hereof, the Company Board shall adopt and approve the Plan of Complete Liquidation and Dissolution set forth on Section 5.14 of the Company Disclosure Letter (the “Plan of Complete Liquidation and Dissolution”). Following the Closing, the Company agrees and acknowledges that it will implement the Plan of Complete Liquidation and Dissolution, and shall not revoke, amend or otherwise modify the Plan of Complete Liquidation and Dissolution without the prior written consent of Parent.

Section 5.15 Excepted Holder Limit. In accordance with the amended and restated certificate of incorporation of Parent (the “Parent Charter”), the board of directors of Parent has (i) exempted the Company from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, (ii) deemed the Company an Excepted Holder, and (iii) established an Excepted Holder Limit (as defined in the Parent Charter) for the Company of 18% in each case in accordance with and subject to the terms and conditions of, the resolutions adopted by the Board of Directors of Parent, the relevant excerpt of which has been previously provided to the Company by Parent. Capitalized terms used but not defined in this Section 5.15 shall have the meaning ascribed to such terms in the Parent Charter.

Section 5.16 Termination of Confidentiality Agreement. Upon the Closing, the Confidentiality Agreement, dated as of January 30, 2015, between Parent and the Company shall hereby be terminated.

Section 5.17 Lux Entity Transfers. The Company and the Buyers hereby jointly empower and authorize any officer or director of Parent or its Subsidiaries and any lawyer and/or employee of Loyens & Loeff Luxembourg S.à r.l., each acting individually with full power of substitution, to:

(a) proceed with the entry of the transfer of the Luxco 1A Shares and Luxco 1B Shares as per the Closing Date in the shareholders’ register of Luxco 1A and Luxco 1B, respectively and to sign the shareholders’ register of Luxco 1A and Luxco 1B as required by article 185 of the Luxembourg law dated August 10, 1915 on commercial companies, as amended;

(b) file a notice of the transfer of the Luxco 1A Shares and Luxco 1B Shares with the Luxembourg Register of Commerce and Companies, in order to make the transfer of the Luxco 1A Shares and Luxco 1B Shares enforceable vis-à-vis third parties and publish such notice of transfer in the Luxembourg official gazette, in accordance with applicable provisions of the Law; and

(c) perform any operation or act which might be necessary or useful for the performance and the execution of this Section 5.17.

Section 5.18 Filing of Company Form 10-K. Immediately following the Closing, the Company shall cause the Company Form 10-K to be filed.

Section 5.19 Critical Covenants; Critical Event. At any time after (i) the date that is 120 days following the date hereof or (ii) the occurrence of a Critical Covenant Breach (which has not been cured within five (5) Business Days after written notice to the Company by Parent of such breach, except that there shall be no cure period for a breach which by its nature cannot be cured within such five (5) day period):

(a) in the case of the foregoing clauses (i) and (ii), as applicable, upon five (5) Business Days’ prior written request by Parent to the Company, the Company shall (x) use its best efforts to obtain the resignations of a majority of the Company Board at such time and (y) take all corporate action necessary to cause the appointment of the nominees specified by Parent in such written request to fill the resulting vacancies (provided, however, that during any such time that directors nominated by Parent hold a majority of the Company Board, any decisions by the Company Board involving Parent or its Affiliates shall be made by directors of the Company Board who were not nominated by Parent); and

(b) solely in the case of the foregoing clause (ii), any and all indemnification, cost reimbursement or other similar obligations of the Buyers in respect of Post-Closing Liabilities in respect of the business or affairs of the Company and its Representatives (in their capacity as such) from and after the date of the events giving rise to such uncured Critical Covenant Breach to any of the Seller Indemnified Parties as set forth in Sections 5.02, 5.03, 6.01 and 6.02 (or any other provision hereunder providing for any indemnification, cost reimbursement or other similar obligation to any Seller Indemnified Party) shall terminate and no longer be in force and effect; provided that such obligation shall become effective and again apply if and in respect of periods during which directors nominated by Parent hold a majority of the Company Board.

(c) For the purposes of this Section 5.19, the Company agrees and acknowledges that there shall be deemed to be a material breach of this Agreement by the Company (each of the following a “Critical Covenant Breach”):

(i) in the event that, without prior written consent by Parent, the Company (or the Company Board, as applicable), through or as a result of the action of (or failure to take any action by) the Company Board:

(1) incurs any indebtedness for borrowed money (or indebtedness as otherwise restricted by any financing of Parent or any of its Subsidiaries);

(2) fails to distribute cash required to be distributed to shareholders in accordance with the Plan of Complete Liquidation and Dissolution;

(3) fails to utilize Provider (as defined in the Services Agreement) in a manner that is consistent with the Services Agreement;

(4) fails to comply with any obligations (including filings required to be made) under the Securities Act, Exchange Act and the Investment Company Act;

(5) fails to comply with applicable Law; or

(6) takes any other action inconsistent with this Agreement, the Plan of Complete Liquidation and Dissolution, the New Merger Agreement or the Services Agreement;

in the case of each of clauses (1) through (6), in a manner that does, or is reasonably expected to, result in (a) the incurrence of any material (or any material increase of) any Post-Closing Liabilities of the Company, (b) a material increase of any pre-closing liabilities of the Company or (c) the incurrence of any material (or any material increase of) liabilities related to the Purchased Assets and/or Assumed Liabilities; or

(ii) the occurrence of any event(s) following which the majority of the members of the Company Board are not Continuing Directors, where a “Continuing Director” is any member of the Company Board who (1) was a member of the Company Board on the effective date of this Agreement, (2) was nominated for election or elected to the Company Board with the affirmative vote of a majority of the Continuing Directors who were members of the Company Board at the time of such nomination or election or (3) was nominated for election to the Company Board by Parent.

Section 5.20 Dividend Funding. As promptly as practicable after the date hereof, at the request of the Company, but in no event later than April 8, 2015, Parent shall deliver, or shall cause to be delivered, to American Stock Transfer & Trust Company, LLC (the “Company’s Paying Agent”), an amount in cash equal to $12,783,018.78 (the “Dividend Amount”), which amount comprises the funds to pay the Company’s $0.18 per share dividend payable on April 10, 2015 to shareholders of record of the Company as of March 31, 2015. The Company agrees and acknowledges that the payment of the Dividend Amount shall constitute a partial payment of the Cash Purchase Price.

ARTICLE VI

INDEMNIFICATION

Section 6.01 Indemnification.

(a) Subject to the other terms and conditions of this Agreement, from and after the Closing, HLSS Advances hereby agrees to indemnify and hold the Company and its Affiliates, agents, attorneys, representatives, directors, officers, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the Company the amount of, any and all losses, damages, deficiencies, liabilities, assessments, fines, penalties, judgments, actions, claims, costs, disbursements, fees, expenses or settlements of any kind or nature, including reasonable legal, accounting and other professional fees and expenses, including, solely to the extent awarded to a third party in a Third Party Claim, any special, indirect, incidental, exemplary or consequential damages (including lost profits, diminution in value, lost revenue or other similar types of losses) (collectively, the “Losses”) based upon, attributable to or resulting from any (a) Assumed Liabilities or the failure of HLSS Advances or HLSS MSR-EBO, as applicable, and their respective Affiliates (including Luxco 1A, Luxco 1B and any of their respective Subsidiaries) to pay, perform and discharge when due the same and (b) settlement or compromise of any Litigation. Subject to the other terms and conditions of this Agreement, from and after the Closing, the Company hereby agrees to indemnify and hold HLSS Advances and its Affiliates, agents, attorneys, representatives, directors, officers, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the Company the amount of, any and all Losses based upon, attributable to or resulting from any Excluded Liabilities or the failure of the Company and its Affiliates to pay, perform and discharge when due the same.

(b) In the event that HLSS Advances does not fully pay, satisfy, perform or discharge any liability for which HLSS Advances is obligated to indemnify any Seller Indemnified Party pursuant to Section 6.01(a), subject to any and all limitations on such indemnification obligation of HLSS Advances set forth herein (including those set forth in Section 6.03) or pursuant to applicable Law, HLSS MSR-EBO hereby guarantees to pay, satisfy, perform or discharge such liability.

Section 6.02 Indemnification Procedures.

(a) A claim for indemnification for any matter (not including any claim or demand instituted or asserted by any third party in respect of which indemnification may be sought under Section 6.01 of this Agreement (a “Third Party Claim”)) may be asserted by reasonably prompt written notice to the party from whom indemnification is sought (the “Indemnifying Party”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim and, to the extent possible, a good faith estimate of the amount to which the Seller Indemnified Party or Company Indemnified Party, as applicable, claims to be entitled to receive in respect of such right of indemnification; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Seller Indemnified Party or Company Indemnified Party, as applicable, from any indemnification which it may claim in accordance with this Article VI, except to the extent that the Indemnifying Party is actually prejudiced thereby.

(b) In the event of any Third Party Claim, the Seller Indemnified Party or Company Indemnified Party, as applicable, shall reasonably promptly cause written notice of the assertion of any third party to be forwarded to the Indemnifying Party, which notice shall describe in reasonable detail the facts and circumstances with respect to the subject matter of such claim and, to the extent possible, a good faith estimate of the amount to which the Seller Indemnified Party or Company Indemnified Party, as applicable, claims to be entitled to receive in respect of such right of indemnification. The failure of the Seller Indemnified Party or Company Indemnified Party, as applicable, to give reasonably prompt notice of any Third Party Claim shall not preclude any Seller Indemnified Party or Company Indemnified Party, as applicable, from any indemnification which it may claim in accordance with this Article VI, except to the extent that the Indemnifying Party is actually prejudiced thereby. The party from whom indemnification is sought shall, at its sole expense, assume the defense of any Third Party Claim that relates to any Losses indemnifiable hereunder. The Company or the Buyer Parties, as applicable, shall cooperate in the defense thereof.

Section 6.03 Termination of Certain Indemnification Obligations.

(a) In the event that the Services Agreement is terminated by action of the Company for any reason, then upon such termination, any and all indemnification, cost reimbursement or other similar obligations of the Buyers in respect of Post-Closing Liabilities arising from the business or affairs of the Company and its Representatives (in their capacity as such) from and after the date of such termination owed to any of the Seller Indemnified Parties set forth in Sections 5.02, Section 5.03, Section 6.01 and Section 6.02 (or any other provision hereunder providing for any such indemnification, cost reimbursement or other similar obligation) shall terminate and no longer be in force and effect. No such termination shall affect any of the obligations of the Company set forth in in Sections 5.02, Section 5.03, Section 6.01 and Section 6.02 nor shall it affect any rights of the Buyer Indemnified Parties. In the event of any such termination, the obligations of the Buyers set forth in Section 5.03 shall terminate and no longer be in force and effect other than in respect of the business or affairs of the Company and it Representatives (in their capacity as such) prior to the date of such termination; provided, however, that in the event that the Buyers or any of their respective Representatives or Affiliates (other than the Company) are party to or otherwise involved in any Litigation, the Buyers shall have the right but not the obligation to retain the obligations of the Buyers set forth in Section 5.03 subject to the agreement by the Buyers to indemnify the Seller Indemnified Parties with respect thereto pursuant to Section 6.01(a) and 5.02.

ARTICLE VII

AMENDMENT AND WAIVER

Section 7.01 Fees and Expenses. Except as specifically provided otherwise in this Agreement, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 7.02 Amendment. This Agreement may be amended by the parties at any time; provided that this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.03 Extension; Waiver. The parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.04 Procedure for Amendment, Extension or Waiver. An amendment of this Agreement pursuant to Section 7.02 or an extension or waiver pursuant to Section 7.03 shall, in order to be effective, require, in the case of the Company or Parent, action by its Board of Directors or the duly authorized designee thereof.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

Section 8.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if receipt is confirmed and sent by facsimile or electronic mail and receipt thereof is confirmed in writing (other than by automated response); and (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Company, to:

Home Loan Servicing Solutions, Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman

KY1-9005

Cayman Islands

Phone: (345) 945-3727

Email:	michael.lubin@hlss.com james.lauter@hlss.com

Attention:	Michael Lubin, General Counsel James E. Lauter, Chief Financial Officer

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Phone: (212) 310-8000

Facsimile: (212) 310-8007

Email:	frederick.green@weil.com michael.lubowitz@weil.com

Attention:	Frederick S. Green, Esq. Michael E. Lubowitz, Esq.

(b) if to the Buyers Parties, to:

HLSS MSR-EBO

c/o FIG LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Phone: (212) 479-1522

Facsimile: (212) 798-6070

Email: cmacdougall@fortress.com

Attention: Cameron MacDougall, Esq.

HLSS Advances

c/o FIG LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Phone: (212) 479-1522

Facsimile: (212) 798-6070

Email: cmacdougall@fortress.com

Attention: Cameron MacDougall, Esq.

New Residential Investment Corp.

c/o FIG LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Phone: (212) 479-1522

Facsimile: (212) 798-6070

Email: cmacdougall@fortress.com

Attention: Cameron MacDougall, Esq.

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Phone: (212) 735-3000

Facsimile: (212) 735-2000

Email:	joseph.coco@skadden.com peter.serating@skadden.com

Attention:	Joseph A. Coco, Esq. Peter D. Serating, Esq.

Section 8.03 Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interest, by Contract or otherwise. For the avoidance of doubt, each of Ocwen and Altisource and their respective Subsidiaries are deemed not to be an Affiliate of the Company.

“Altisource” means Altisource Portfolio Solutions S.A.

“Assumed Taxes” means (i) any Taxes owed by or with respect to Luxco 1A, Luxco 1B or any Transferred Subsidiary, (ii) any Taxes of the Company, including any Taxes arising from the consummation of the Transactions, and (iii) any Taxes that otherwise are Assumed Liabilities.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City or the Cayman Islands.

“Buyer Boards” means, collectively, (x) the Board of Directors of each of Parent and HLSS Advances and (y) the sole member of HLSS MSR-EBO.

“Buyer Material Adverse Effect” means, with respect to the Buyer Parties, any fact, circumstance, occurrence, effect, change, event or development that, individually or taken together with other facts, circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially delay the consummation of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Articles” means the Amended and Restated Articles of Association of the Company in effect as of the Closing Date.

“Company Board” means the Board of Directors of the Company.

“Company Benefit Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) other benefit and compensation plan, contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its ERISA Affiliates is the owner, the beneficiary, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (iii) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (x) which is sponsored or maintained by the Company or any of its ERISA Affiliates in respect of any current or former employees, directors, independent contractors, consultants or leased employees of the Company or any Subsidiary or (y) with respect to which the Company or any Company Subsidiary has any actual or potential liability.

“Company Material Adverse Effect” means, except as hereinafter provided, any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any fact, circumstance, occurrence, effect, change, event or development to the extent arising from or related to (except, in the case of clauses (a), (b), (c), (d), (e) or (h) below, if disproportionately affecting the Company and its Subsidiaries, individually or in the aggregate, relative to other companies of a similar size in the industries in which the Company and its Subsidiaries operate): (a) conditions affecting the United States economy or the global economy generally, (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region of the world occurring after the date of this Agreement, (c) changes in the financial, banking or securities markets in the United States or any other country or region in the world, (d) changes required by GAAP, (e) changes in any Laws, (f) any failure by such Person to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of any such failure may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein), (g) the public announcement

(including as to the identity of the parties hereto) of the Transactions (it being understood that, for the avoidance of doubt, for purposes of Section 3.03 and Section 4.05, effects resulting from or arising in connection with the matters set forth in this clause (g) of this definition shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur), or (h) the occurrence of natural disasters, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, or (ii) would reasonably be expected to prevent or materially impair or materially delay the Company from consummating the Transactions. Without limiting the foregoing, a Company Material Adverse Effect shall be deemed to have occurred if Ocwen Loan Servicing ceases to be an approved servicer of residential mortgage loans for Fannie Mae or Freddie Mac.

“Company Shares” means any ordinary shares, par value $0.01 per share, of the Company.

“Company Share Option” means any option to purchase Company Shares granted under the Company’s 2013 Equity Incentive Plan.

“Company Subsidiary” means any Subsidiary of the Company.

“DOJ” means the United States Department of Justice.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, other than trade payables incurred in the ordinary course of business, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or financial covenants of third parties not affiliated with such Person or to purchase the obligations or property of such third parties, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person or (ix) all Indebtedness of any other Person secured in whole or in part by a Lien on any assets or properties of such first Person or any of its Subsidiaries.

“Intellectual Property Rights” means all worldwide intellectual property rights, including (i) all trademarks, service marks, trade dress, design marks, logos, trade names, domain names, brand names and corporate names, whether registered or unregistered, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (ii) intellectual property rights in all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice), and in all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (iii) intellectual property rights in all artwork, photographs, websites, advertising and promotional materials and computer software and all copyright applications, registrations and renewals in connection therewith, (iv) all trade secrets and intellectual property rights in confidential business information (including rights in ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information), (v) all other intellectual property rights in all of the foregoing, including such rights as are provided by treaties, conventions and common law, (vi) intellectual property rights in any library of historical examples of products, as well as the CAD systems with historical data and information relating to such product lines and (vii) all rights to pursue, recover and retain damages and costs and attorneys’ fees for past, present and future infringement of any of the foregoing.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Company’s Knowledge, the actual knowledge, after making reasonable inquiry consistent with such Person’s position, of the officers of the Company set forth in Section 8.03 of the Company Disclosure Letter, and, in the case of the Buyer Parties, the actual knowledge, after making reasonable inquiry consistent with such Person’s position, of the officers of one or more of the Buyer Parties set forth in Section 8.03 of the Buyer Disclosure Letter.

“Liens” means any pledges, charges, liens, options, rights of first refusal or offer, conditional or installment sales contracts, claims, title defects, easements, covenants, restrictions, adverse ownership claims, rights-of-way, encroachments, restrictions, charges, hypothecations, mortgages, or deeds of trust, or security interests of any kind or nature or other encumbrances.

“Master Servicing Rights Purchase Agreement” means the Master Servicing Rights Purchase Agreement, dated as of October 1, 2012 between Holdings and Ocwen Loan Servicing.

“NASDAQ” means the NASDAQ Stock Market, Inc.

“NYSE” means the New York Stock Exchange.

“Ocwen” means Ocwen Financial Corporation.

“Ocwen Loan Servicing” means Ocwen Loan Servicing, LLC.

“Ocwen Term Loan Agreement” means the Senior Secured Term Loan Facility Agreement, dated as of February 15, 2013, among Ocwen Loan Servicing, as borrower, Ocwen, as parent, certain subsidiaries of Ocwen, as subsidiary guarantors, the lender parties thereto from time to time and Barclays Bank PLC, as administrative agent and as collateral agent.

“Parent SEC Documents” means, collectively, all certificates, reports, forms, statements and other documents (including any amendments, exhibits, schedules and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2013, together with any documents furnished or filed with the SEC during such period by Parent.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (iv) nonexclusive licenses or other non-exclusive grants of rights in Intellectual Property Rights; (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (vi) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (vii) Liens resulting from securities Laws; (viii) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements; and (ix) Liens that do not materially detract from the value of such property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Post-Closing Liabilities” means all liabilities of the Company arising from the business or affairs of the Company and its Representatives (in their capacity as such) from and after the Closing, whether known or unknown, fixed or contingent, or asserted or unasserted.

“Representatives” means with respect to a Person, such Person and its Subsidiaries’ respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives.

“Sale Supplement” means each sale supplement executed in connection with the Master Servicing Rights Purchase Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SOX” means the Sarbanes Oxley Act of 2002, as amended.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests) of which is owned directly or indirectly by such first Person.

“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added, net wealth and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges imposed by a Governmental Entity, together with all interest, penalties and any other additions imposed with respect to such amounts.

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed with a Governmental Entity relating to Taxes.

“Transaction Documents” means this Agreement, together with the Assignment and Assumption Agreement and Bill of Sale, the Registration Rights Agreement, and the Services Agreement, in each case, including the exhibits, schedules and annexes thereto.

“Transactions” means the transactions contemplated by this Agreement, including the sale and purchase of the Shares and the Purchased Assets, the assumption of the Assumed Liabilities, and the disposition of the NRZ Shares.

Section 8.04 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice in all material respects.”

Section 8.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.06 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

Section 8.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Buyer Disclosure Letter, the Company Disclosure Letter, and the exhibits, schedules and annexes to each of the foregoing (a) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Transactions and (b) except for the Company Indemnified Parties with respect to Section 5.02, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

Section 8.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law principles thereof, except that the fiduciary or other duties of the Company Board arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands.

Section 8.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that any of the rights, interests and obligations of each Buyer Party may be assigned to any Affiliate of such Buyer Party, provided that no such assignment shall relieve the assigning party of its obligations hereunder. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Specific Enforcement; Jurisdiction; Venue. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the Transaction Documents or the Transactions or the transaction contemplated by the Transaction Documents in any court other than the aforesaid courts.

Section 8.11 Certain Tax Matters.

(a) For the avoidance of doubt, the parties hereto acknowledge and agree that each Buyer shall be permitted, in its sole discretion and to the extent permitted by law, to make elections under Section 338(g) of the Code with respect to any Company Subsidiary. In the event that a Buyer intends to make an election under Section 338(g) of the Code with respect to any of the Company Subsidiaries, Parent or that Buyer shall notify the Company of its intent to make such election(s) within a reasonable time thereafter.

(b) Following the Closing, the Buyers shall cause the Company Subsidiaries to provide to the Company, for each taxable period that ends on or before or includes the Closing Date, such tax information and representations (including such information and representations as are required to be set forth in a PFIC Annual Information Statement pursuant to Treasury Regulation Section 1.1295-1(g)) as is necessary to enable the Company to provide the holders of its ordinary shares with such tax information with respect to the Company and the Company Subsidiaries as is consistent with the past practice of the Company and the Company Subsidiaries, including information and representations to allow such holders to make or maintain a “qualified electing fund” election under Section 1295 of the Code; provided, that the Buyers’ obligation under this Section 8.11(b) to provide tax information and representations with respect to the Company and the Company Subsidiaries is limited to such information that is reasonably available to the Buyers or the Company Subsidiaries.

(c)

(i) Subject to Section 8.11(c)(ii), no later than sixty (60) Business Days after the Closing Date, Parent shall prepare and deliver to the Company a draft of an allocation of the Aggregate Consideration and Assumed Liabilities among the Purchased Assets and Luxco 1A Shares in a manner consistent with Section 1060 of the Code and the U.S. Treasury regulations promulgated thereunder (the “Allocation”) for the Company’s review and approval. Within thirty (30) days of the Company’s receipt of the draft Allocation, the Company shall notify Parent in writing of any objections to the draft Allocation, in which case Parent and the Company shall negotiate in good faith to resolve any disputed items. If Parent and the Company are not able to resolve any such disputed items, within thirty (30) days of such notice, an accounting firm of national standing mutually acceptable to Parent and the Company (the “Tax Referee”) shall determine the appropriate allocation and revise the Allocation accordingly. If the Company does not respond within thirty (30) days of its initial receipt of the draft Allocation, or upon resolution of the disputed items, the Allocation, as amended for any such resolution, shall be final and binding on the parties hereto. Parent, the Company and their respective Affiliates shall report consistently with the final Allocation in all income Tax Returns, including IRS Form 8594, and Parent and the Company shall timely file such Tax Returns, and none of Parent, the Company, or their respective Affiliates shall take any position in any income Tax Return that is inconsistent with any such final Allocation unless required to do so by final determination as defined in Section 1313 of the Code. Each of Parent, the Company and their respective Affiliates shall promptly advise the others regarding the existence of any Tax audit, controversy or litigation related to the agreed Allocation.

(ii) Without limiting Section 8.11(c)(i), (i) the NRZ Shares, and the Assumed Liabilities (other than the Company Promissory Note), shall, to the extent permitted by applicable Tax law, be allocated to the Luxco 1A Shares (in addition to any additional cash allocated to the Luxco 1A Shares under Section 8.11(c)(i)), and (ii) the parties shall use commercially reasonable efforts and shall reasonably cooperate to determine a final Allocation as soon as reasonably practicable following Closing.

(d) Parent and the Company shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and the Company Subsidiaries as is reasonably necessary for the making of an election under Section 338(g) of the Code, the filing of any Tax Return, the preparation for any Tax audit and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment in respect of Taxes. Parent and the Company, and their Affiliates, shall retain or cause to be retained all books and records pertinent to the Company and its Subsidiaries until the expiration of the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) and shall abide by or cause the abidance with all record retention agreements entered into with any taxing authority.

(e) The Company shall promptly pay or cause to be paid to Parent (or, at Parent’s direction, any Buyer or Company Subsidiary) all refunds of Taxes and interest thereon received by the Company from a taxing authority to the extent such refunds constitute Purchased Assets or relate to any Taxes that constitute (or, had they been owed, would have constituted) Assumed Taxes.

(f) All transfer, documentary, sales, use, stamp, registration and other similar Taxes and similar charges incurred in connection with transactions contemplated by this Agreement shall be borne and paid by the Buyers. Parent and the Company shall cooperate to file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes and charges.

(g) If the Company becomes aware of any claim, demand, audit, suit, action, litigation or proceeding for or with respect to any Tax that is or could be an Assumed Tax (a “Tax Contest”), the Company shall reasonably promptly notify Parent of such Tax Contest and shall give Parent such information with respect thereto as Parent may reasonably request; provided, however, that the failure to so notify Parent shall not preclude any Seller Indemnified Party from any indemnification which it may claim in accordance with Article VI, except to the extent that the Indemnifying Party is actually prejudiced thereby. Parent may participate (or cause a Buyer to participate) in and, upon notice to the Company, assume the defense of any Tax Contest (or, to the extent Parent or such Buyer is not permitted by law to participate in or assume the defense of any Tax Contest, Parent or such Buyer shall have the right to direct the Company in the defense of such Tax Contest, which directions the Company shall follow). If Parent or a Buyer assumes such defense, Parent or such Buyer shall have the sole discretion as to the conduct of such defense (including the right to settle, or to direct the Company to settle, such Tax Contest on any terms Parent or such Buyer determines in its discretion). Regardless of whether Parent or a Buyer assumes the defense of any Tax Contest, Parent or a Buyer shall bear the costs and expenses attributable to all Tax Contests.

(h) Except as required by applicable Laws, without the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed), the Company shall not amend any Tax Return if such Tax Return relates to any Taxes that are or could be Assumed Taxes.

(i) The Company shall prepare or cause to be prepared all Tax Returns with respect to the Company, which shall be prepared in a manner consistent with past practice. At least forty (40) days prior to the due date (taking to account applicable extensions) for any such Tax Return that relates to any Taxes that are or could be Assumed Taxes, the Company shall provide such Tax Return to Parent for its review and comment, and the Company shall accept any comments to such Tax Return made by Parent in good faith within twenty-five (25) days following the Parent’s receipt of such Tax Return.

(j) The covenants and agreements of this Section 8.11 shall survive the Closing indefinitely.

Section 8.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS OR THE TRANSACTIONS CONTEMPLATED BY THE OTHER TRANSACTION DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 8.12.

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IN WITNESS WHEREOF, the Company and each Buyer Party have duly executed this Agreement, all as of the date first written above.

HOME LOAN SERVICING SOLUTIONS, LTD.

By:	/s/ James E. Lauter
	Name:	James E. Lauter
	Title:	Senior Vice President

HLSS MSR-EBO ACQUISITION LLC,

By:	/s/ Cameron MacDougall
	Name:	Cameron MacDougall
	Title:	Secretary

HLSS ADVANCES ACQUISITION CORP.

By:	/s/ Cameron MacDougall
	Name:	Cameron MacDougall
	Title:	Secretary

NEW RESIDENTIAL INVESTMENT CORP.

By:	/s/ Cameron MacDougall
	Name:	Cameron MacDougall
	Title:	Secretary

INDEX OF DEFINED TERMS

Term	Section
$	Section 8.04
Affiliate	Section 8.03
Aggregate Consideration	Section 2.02
Agreement	Preamble
Allocation	Section 8.11(c)(i)
Altisource	Section 8.03
Assignment and Assumption Agreement and Bill of Sale	Section 2.03(g)
Assumed Contracts	Section 1.02(a)
Assumed Liabilities	Section 1.04
Assumed Taxes	Section 8.03
Business Day	Section 8.03
Buyer Boards	Section 8.03
Buyer Disclosure Letter	Article III
Buyer Indemnified Parties	Section 6.01(a)
Buyer Material Adverse Effect	Section 8.03
Buyer Parties	Preamble
Buyers	Preamble
Cash and Cash Equivalents	Section 1.03
Cash Purchase Price	Section 2.02
Closing	Section 2.01
Closing Cash Purchase Price	Section 2.02
Closing Date	Section 2.01
Code	Section 8.03
Company	Preamble
Company Affiliate Transaction	Section 4.18(a)
Company Articles	Section 8.03
Company Benefit Plan	Section 8.03
Company Board	Section 8.03
Company Disclosure Letter	Article IV
Company Employee	Section 5.05(a)
Company Financial Advisor	Section 4.22
Company Form 10-K	Section 2.03(f)
Company Indemnified Parties	Section 5.02(a)
Company Material Adverse Effect	Section 8.03
Company Permits	Section 4.11(b)
Company Promissory Note	Section 5.08(d)
Company SEC Documents	Section 4.06(a)
Company Share Option	Section 8.03
Company Shares	Section 8.03
Company Subsidiary	Section 8.03
Company Voting Debt	Section 4.03(b)
Company’s Paying Agent	Section 5.20
Consent	Section 3.03(b)

Consents	Section 3.03(b)
Contract	Section 3.03(a)
Critical Covenant Breach	Section 5.19(c)
Dividend Amount	Section 5.20
DOJ	Section 8.03
dollars	Section 8.04
Environmental Claim	Section 4.12(f)(i)
Environmental Laws	Section 4.12(f)(ii)
ERISA	Section 8.03
ERISA Affiliate	Section 8.03
Exchange Act	Section 8.03
Excluded Assets	Section 1.03
Excluded Contract	Section 4.13(b)(x)
Excluded Liabilities	Section 1.05
Filed Company Contract	Section 4.13(a)
Filed Company SEC Documents	Article IV
Filed Parent SEC Documents	Article III
Former Merger Agreement	Recitals
GAAP	Section 4.06(b)
Governmental Entity	Section 3.03(b)
Hazardous Substance	Section 4.12(f)(iii)
HLSS	Section 1.02(b)
HLSS Advances	Preamble
HLSS Mark	Section 1.02(b)
HLSS MSR-EBO	Preamble
Improvements	Section 4.14(c)
Indebtedness	Section 8.03
Indemnifying Party	Section 6.02(a)
Intellectual Property Rights	Section 8.03
Intercompany Accounts	Section 5.08(c)
Investment Company Act	Section 4.21
IRS	Section 2.04(d)
Judgment	Section 3.03(a)
Knowledge	Section 8.03
Law	Section 3.03(a)
Leased Real Property	Section 4.14(b)
Liens	Section 8.03
Litigation	Section 5.03(a)
Losses	Section 6.01(a)
Luxco 1A	Recitals
Luxco 1A Share Consideration	Section 2.02
Luxco 1A Shares	Recitals
Luxco 1B	Recitals
Luxco 1B Shares	Recitals
Master Servicing Rights Purchase Agreement	Section 8.03
Material Contract	Section 4.13(b)(xi)

Maximum Amount	Section 5.02(c)
Merger Sub	Recitals
NASDAQ	Section 8.03
New Merger Agreement	Section 5.10(a)
NRZ Common Stock	Section 3.08(b)
NRZ Share Consideration	Section 2.02
NRZ Shares	Section 2.02
NYSE	Section 8.03
Ocwen	Section 8.03
Ocwen Loan Servicing	Section 8.03
Ocwen Term Loan Agreement	Section 8.03
Parent	Preamble
Parent Charter	Section 5.15
Parent SEC Documents	Section 8.03
Permit	Section 3.03(b)
Permits	Section 3.03(b)
Permitted Liens	Section 8.03
Person	Section 8.03
Plan of Complete Liquidation and Dissolution	Section 5.14
Post-Closing Liabilities	Section 8.03
Purchased Assets	Section 1.02
Purchased Assets Purchase Price	Section 2.02
Real Estate Leases	Section 4.14(b)
Registered Intellectual Property Rights	Section 4.15(a)
Registration Rights Agreement	Section 5.10(c)
Related Person	Section 4.18(c)
Release	Section 4.12(f)(iv)
Repayment	Section 2.01
Representatives	Section 8.03
Sale Supplement	Section 8.03
SEC	Section 8.03
Securities Act	Section 8.03
Seller Indemnified Parties	Section 6.01(a)
Services Agreement	Section 5.10(b)
Shares	Recitals
SOX	Section 8.03
Subsidiary	Section 8.03
Tax Contest	Section 8.11(g)
Tax Referee	Section 8.11(c)(i)
Tax Returns	Section 8.03
Taxes	Section 8.03
Third Party Claim	Section 6.02(a)
Transaction Documents	Section 8.03
Transactions	Section 8.03
Transferred Subsidiaries	Section 4.02(a)